AMENDMENT TO EMPLOYMENT AGREEMENT
     Amendment, dated September 7, 2005 (the “Amendment”) to the Employment Agreement dated September 29, 1998 between VSI Acquisition II Corporation (currently known as Centerplate, Inc.) and Janet L. Steinmayer (the “Agreement”).
1.	Capitalized terms used herein and not defined have the meanings set forth in the Agreement.

2.	Section 2(a) of the Agreement shall be amended to reflect that the Executive shall serve as President and Chief Operating Officer and as a director of the Company and shall have such functions, duties, authority and responsibilities at the Company as are consistent with those positions with the Company. The second to last sentence of Section 2(a), which indicated that the Executive would only be required to work two to three days per week, shall be deleted.

3.	The first sentence of Section 3(a) of the Agreement shall be deleted and replaced with a sentence to read as follows: “During the Term, the Company shall pay the Executive an annual base salary of $550,000”.

4.	Section 3(b) of the Agreement shall be amended to reflect that the Executive shall participate in the annual bonus plan of the Company with a target bonus of 50% of annual base salary.

5.	Section 4(d) (ii) of the Agreement shall be amended to refer to her position, responsibilities or duties as President and Chief Operating Officer and as a director of the Company.

6.	Section 5(c) (a) of the Agreement shall be deleted and replaced with the following: “payments pursuant to Section 3(a) of compensation through the date of termination plus a payment equal to two times (2X) the Executive’s compensation under Section 3(a)”.

7.	Section 7(a) of the Agreement, and the name of the Company in the introductory paragraph, shall be amended to reflect the change of the Company’s name to Centerplate, Inc.

8.	Except as specifically amended herein, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

CENTERPLATE, INC.

By:	/s/ David M. Williams

Name: David M. Williams Title: Acting Chairman of the Board of Directors

/s/ Janet L. Steinmayer

Janet L. Steinmayer